CODE OF ETHICS
                   SMITH HAYES FINANCIAL SERVICES CORPORATION


                      This  Code of  Ethics  has been  adopted  by  SMITH  HAYES
               Financial Services, the "Distributor" for Stratus Funds, in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") to establish standards and procedures for the detection and prevention of activities by which person having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and to deal with other types of conflict of interest situations to which the Rule is addressed. Persons acting on behalf of SMITH HAYES, as Distributor for the Funds, are independent of the Fund's investment direction and decisions. Such persons have no influence or control and do not have the power to exercise indirect influence or control of the Fund's investment decisions. The CEO of SMITH HAYES is also a Board Member of the Stratus Funds Board. As such, the CEO is an Access Person, as defined in paragraph 2. of this Code and the Rule. Mr. Smith is obligated and responsible to comply with the Fund's independent Code of Ethics. The premise of this Code serves to acknowledge the ethical responsibilities and obligations of individuals acting on behalf of the Distributor and requirements of the Rule if such capacity changes to include direction or influence of the Fund's investment decisions.

1.      Objective and General Prohibitions

                      The specific provisions and reporting  requirements of the
               Rule are concerned primarily with those investment activities of Access Person defined below, who are associated with the Fund and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Fund. However, the Rule and this Paragraph 1 apply to all affiliated persons of the Fund, including the Adviser and the Distributor, and affiliated persons of the Adviser and the Distributor ("Covered Persons"). The Rule makes it "unlawful" for Covered Persons to engage in conduct that is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by an investment company. Accordingly, under the Rule and this Code no Covered Person shall use any information concerning the investments or investment intentions of the Fund, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund. In addition, no Covered Person shall, directly or indirectly in connection with the purchase or sale of a "security held or to be acquired" by the Fund:

                (i) employ any device, scheme or artifice to defraud the Fund; or

                (ii) make to the Fund or the Adviser any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, no misleading; or

                (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or (iv) engage in any manipulative practice with respect to the Fund.

2.      Definitions

                      "Access  Person"  means:  (1)  any  officer,  director  or employee of the Adviser or to the Fund; (2) any employee of any company in a control relationship to the Adviser or the Fund who, in connection with his or her regular functions or duties, makes, participate in or obtains information regarding the purchase or sale of securities by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) any natural person in a control relationship to the Adviser or the Fund who obtains information made for the purchase or sale of securities by the Fund; and (4) the Distributor, defined by this Code and in the context of the Rule is any partner, officer or employee who, in the ordinary course of business, makes, participating or obtains information regarding the purchase or sale of securities for the Fund or whose functions or duties as part of the ordinary course of business related to the making of any recommendations regarding the purchase or sale of securities by the Fund.

3.      Prohibited Transactions

                      Access  Persons  may not  purchase  or  sell or  otherwise acquire or dispose of any security, as defined by the Rule, in which he or she has or acquires a direct or indirect beneficial interest, as defined by the Rule, if he/she knows or should know at the time of entering into the transaction by reason of which such Access Person has or acquires such direct or beneficial interest that: (i) the Fund such direct or indirect beneficial interest that: the Fund has engaged in a transaction in the same security within the last 15 days, or is engaging in a transaction or is going to engage in a transaction in the same security in the next 15 days or (ii) the Adviser has within the last 15 days; considered a transaction in the same security for the Fund or is considering such a transaction in the security or within the next 15 days is going to consider such a transaction in the security unless such Access person (i) obtains advance clearance of such transaction and(ii) reports to the Fund the information described in Paragraph 5 of the Code of Ethics.
                      IF A COVERED  PERSON(S)  DEFINED  BY THE RULE  BECOMES  AN
               ACCESS PERSON,  DEFINED BY THE RULE, SUCH  INDIVIDUAL(S)  WILL BE
               OBLIGATED  AND  RESPONSIBLE  TO COMPLY  WITH THE  FUND'S  CODE OF
               ETHICS.

4.  Administration

                      The  Administration  of this  Code of  Ethics  will be the responsibility of the Compliance Officer of SMITH HAYES. The responsibilities include implementing, updating and maintaining the Code.